Exhibit 99.1

PRESS RELEASE

Investor Relations:

Alex Spong

303-222-2552

Chipotle Mexican Grill, Inc. Announces Preliminary Results for Fourth Quarter 2012

Denver, Colorado – (Business Wire) – January 15, 2013 – In advance of management’s attendance at the 2013 ICR XChange Conference, Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported preliminary unaudited results for its fourth quarter ended December 31, 2012.

Highlights of expected results for the fourth quarter of 2012 include:

•	Diluted earnings per share expected to be in the range of $1.92 to $1.97

•	Revenue expected to increase 17.2% to $699.2 million

•	Comparable restaurant sales expected to increase 3.8%

•	Restaurant level operating margin expected to be about 24.6%, a decrease of 150 basis points compared to the fourth quarter of 2011

•	Opened 60 new restaurants

Preliminary fourth quarter 2012 results

Revenue is expected to increase to $699.2 million in the quarter, up 17.2% over the fourth quarter of 2011 on an expected comparable restaurant sales increase of 3.8%, driven mostly by traffic.

Food costs are expected to be about 33.5% of sales, an increase of 130 basis points from last year driven by higher commodity costs.

Other operating costs increased sequentially from the third quarter primarily due to increased marketing and promotional related costs and are expected to be about 11.5% of sales in the fourth quarter.

“We are pleased with our top line revenue growth, as we opened a record number of new restaurants in 2012, and underlying comparable transaction growth continued during the 4th quarter. While food costs driven by underlying inflation increased faster than expected in the fourth quarter, we’re optimistic that food inflation will level off in 2013. We are confident in our ability to continue to drive attractive top line sales growth in 2013 through a combination of new restaurant growth, and by having teams of empowered top performers providing an extraordinary dining experience for our customers,” said Monty Moran, co-CEO of Chipotle.

Chipotle’s management will present at the 2013 ICR XChange Conference at The Fontainebleau Hotel in Miami Beach, Florida on Thursday, January 17, 2013. The presentation will begin at 11:05 AM Eastern time, and will be webcast live from the investor relations section of the Company’s website, chipotle.com. An archived webcast will be available after the conclusion of the presentation.

Additionally, the Company will host a conference call to discuss complete fourth quarter and full year 2012 financial results on Tuesday, February 5, 2013 at 4:30 PM Eastern time. A press release with final, fourth quarter and full year 2012 financial results will be issued at approximately 4:00 PM Eastern time that same day.

The conference call can be accessed live over the phone by dialing 1-888-378-0346 or for international callers by dialing 1-719-325-2126. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 8955490. The replay will be available until February 12, 2013. The call will be webcast live from the Company's website at chipotle.com under the investor relations section. An archived webcast will be available one hour after the end of the call.

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

About Chipotle

Steve Ells, Founder, Chairman and Co-Chief Executive Officer, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and raised responsibly with respect for the animals, the land, and the farmers who produce the food. A similarly focused people culture, with an emphasis on identifying and empowering top performing employees, enables us to develop future leaders from within. Chipotle opened its first restaurant in 1993 and currently operates over 1,400 restaurants. For more information, visit chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including expected financial and operating results for the fourth quarter of 2012 as well as projections of 2013 trends, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages; changes in consumer preferences, general economic conditions or consumer discretionary spending; the effect of competition in the restaurant industry; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; the impact of increasing general and administrative expenses due to higher non-cash stock-based compensation expense and other increased expenses; risks relating to litigation; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; security risks associated with the acceptance of electronic payment cards; the uncertainty of our ability to protect our name, logo and other proprietary information or the reputation of our brand; the potential effects of inclement weather; risks related to the tax treatment of our separation from McDonald’s; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the Investor Relations page of our Web site at www.chipotle.com.